Exhibit 10.1

CREDIT AGREEMENT

$40,000,000 Credit Facility

by and among

ELANDIA INTERNATIONAL INC.,

A Delaware corporation

“Borrower”

and

STANFORD INTERNATIONAL BANK LTD.,

an Antiguan banking corporation

“Lender”

Dated as of July 21, 2008

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (the “Agreement”), dated as of July 21, 2008 (the “Effective Date”), is made by and between ELANDIA INTERNATIONAL INC., a Delaware corporation (referred to herein as the “Borrower”) and STANFORD INTERNATIONAL BANK LTD., an Antiguan banking corporation (the “Lender”).

W I T N E S S E T H

WHEREAS, in connection with a series of transactions pursuant to which Lender is providing various sources of financing to the Borrower in connection with the Borrower’s retention of a new Chief Executive Officer (collectively, the “Transactions”), the Borrower desires to obtain a commitment from the Lender to make one or more Loans to the Borrower up to a maximum aggregate amount not exceeding $40,000,000; and

WHEREAS, the Lender is willing to extend the commitment to make the Loans to the Borrower on the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements set forth herein, and other good and valuable consideration exchanged between the parties, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I - DEFINITIONS

Section 1.1 Definitions. In addition to terms defined elsewhere in this Agreement, the following terms have the meanings indicated which meanings shall be equally applicable to both the singular and the plural forms of such terms:

1.1.1 “Affiliate” shall mean any Person (other than a Subsidiary) which directly or indirectly through one or more intermediaries controls, or is controlled by or is under common control, with a Borrower, or 5% or more of the equity interest of which is held beneficially or of record by the Borrower or a Subsidiary. The term “control” means the possession, directly of indirectly, of the power to cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

1.1.2 “Agreement” means this Credit Agreement, as the same may be amended from time to time.

1.1.3 “Borrower” has the meaning assigned to that term in the introduction to this Agreement.

1.1.4 “Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the city of Miami, Florida are authorized or required by law to remain closed.

1.1.5 “Change of Control” shall mean (i) the consolidation, merger or other business combination of the Borrower with or into another Person (other than (A) a consolidation, merger or other business combination in which holders of the Borrower’s voting power immediately prior to the transaction continue after the transaction to hold, directly or indirectly, a majority of the combined voting power of the surviving entity or entities entitled to vote generally for the election of a majority of the members of the board of directors (or their equivalent if other than a corporation) of such entity or entities, or (B) pursuant to a migratory merger effected solely for the purpose of changing the jurisdiction of incorporation of the Borrower); (ii) the sale or transfer of all or substantially all of the Borrower’s assets (including, for the avoidance of doubt, the sale of all or substantially all of the assets of the Subsidiaries in the aggregate); (iii) the consummation of a purchase, tender or exchange offer made to and accepted by the holders of more than the 50% of the outstanding Common Stock; (iv) the adoption of a plan relating to the Borrower’s liquidation or dissolution; (v) the first day on which the majority of the members of the Board of Directors of the Borrower are not Continuing Directors; or (vi) the date that any one Person or group (as that term is interpreted under the rules and regulations promulgated under Section 13(d) of the Exchange Act), other than Excluded Person(s) (as defined below), beneficially owns (as defined in Rules 13d-3 and 13d-5 promulgated under the Exchange Act), directly or indirectly, stock of the Borrower that, together with the stock then held by such Person or group, constitutes more than thirty percent (30%) of the outstanding voting stock of the Borrower or other voting stock into which the Borrower’s voting stock is reclassified, consolidated, exchanged or changed, measured by voting power rather than number of shares. The term “Excluded Person(s)” means (A) any officer or director of the Borrower as of the date hereof, (B) an underwriter temporarily holding securities pursuant to an offering of such securities, (C) any Person or group that beneficially owns in excess of forty percent (40%) of the outstanding voting stock of the Borrower on the date hereof (including the Lender), (D) any Person or group that satisfies clause (vi) above and has purchased any of such shares from Lender, or (E) a corporation owned, directly or indirectly, by the stockholders of the Borrower in substantially the same proportions as their ownership of stock in the Borrower.

1.1.6 “Code” shall mean the Internal Revenue Code of 1986, as amended from time to time, and the regulations and published interpretations thereof.

1.1.7 “Common Stock” means (A) the Company’s common stock, $0.00001 par value per share, and (B) any capital stock resulting from a reclassification of such common stock.

1.1.8 “Continuing Directors” means, as of any date of determination, any member of the Board of Directors of the Borrower who (1) was a member of such Board of Directors on the Issuance Date; or (2) was nominated for election or elected to such Board of Directors with the approval of a majority of the continuing directors who were members of such Board of Directors at the time of such nomination or election.

1.1.9 “Default” means any event which, with the lapse of time, the giving of notice, or both, would become an Event of Default.

1.1.10 “Default Rate” shall mean 15% per annum.

1.1.11 Intentionally deleted.

1.1.12 “Dollars” or “$” means United States Dollars.

1.1.13 “Domestic South Pacific Subsidiary” means a South Pacific Subsidiary incorporated, organized or formed pursuant to the laws of any of the fifty states of the United States of America.

1.1.14 “Effective Date” means the date all parties hereto have executed this Agreement and the Loan Documents and Borrower has complied with all conditions precedent thereto.

1.1.15 “Event of Default” has the meaning assigned to that term in Section 7.1 hereof.

1.1.16 “Foreign South Pacific Subsidiary” means a South Pacific Subsidiary incorporated, organized or formed pursuant to the laws of any jurisdiction other than one of the fifty states of the United States of America.

1.1.17 “Guarantee(s)” shall mean that certain Guarantee in the form attached hereto as Exhibit D to be executed and delivered by each Guarantor in favor of Lender.

1.1.18 “Guarantor” shall mean, collectively, eLandia South Pacific Holdings, Inc., and eLandia Technologies, Inc.

1.1.19 “Indebtedness” of any Person shall mean (i) all indebtedness or liability for borrowed money or for the deferred purchase price of any property (including accounts payable to trade creditors under customary trade credit terms) or services for which the Person is liable as principal, (ii) all indebtedness (excluding unaccrued finance charges) secured by a Lien on property owned or being purchased by the Person, whether or not such indebtedness shall have been assumed by the Person, (iii) any arrangement (commonly described as a sale-and-leaseback transaction) with any financial institution or other lender or investor providing for the leasing to the Person of property which at the time has been or is to be sold or transferred by the Person to the lender or investor, or which has been or is being acquired from another Person, and (iv) all obligations of partnerships or joint ventures in respect of which the Person is primarily or secondarily liable as a partner or joint venturer or otherwise (provided that in any event for purposes of determining the amount of the Indebtedness, the full amount of such obligations, without giving effect to the contingent liability or contributions of other participants in the partnership or joint venture, shall be included).

1.1.20 “Issuance Date” means the date of issuance of any Note pursuant to the terms of this Agreement.

1.1.21 “Lender” has the meaning assigned to that term in the introduction to this Agreement.

1.1.22 “Lien” shall mean a mortgage, pledge, lien, hypothecation, assignment, security interest or other charge or encumbrance or any segregation of assets or revenues or other preferential arrangement (whether or not constituting a security interest) with respect to any present or future assets, including fixtures, revenues or rights to the receipt of income of the Person referred to in the context in which the term is used.

1.1.23 “Loan” or “Loans” shall mean any loan or loans made by the Lender to the Borrower pursuant to this Agreement.

1.1.24 “Loan Documents” shall mean those documents executed or submitted in connection with the Loans, including, without limitation, (i) this Credit Agreement; (ii) the Notes; (iii) the Securities Pledge Agreements; (iv) the Guarantee(s); and (v) all other documents and instruments executed by Borrower or any Guarantor in connection with the Loans and/or as may be reasonably required by Lender or Lender’s counsel, including those referred to in Section 6 hereof.

1.1.25 “Maturity Date” shall mean July 1, 2010, unless such date is not a Business Day, in which case “Maturity Date” shall mean the first Business Day following July 1, 2010.

1.1.26 “Net Cash Proceeds” shall mean, when used with respect to any sale of South Pacific Assets, the gross cash proceeds from such sale received by the Borrower or any Subsidiary owning such assets, net of (i) any reasonable costs or expenses incurred by the Borrower or any such Subsidiary directly relating to the sale, and (ii) any Indebtedness of the Borrower or any Subsidiary that is repaid in connection with such sale, but solely to the extent that such Indebtedness is required to be repaid as a result of such sale pursuant to the terms of a contract or agreement to which the Subsidiary is a party or is bound as of the date hereof.

1.1.27 “Note” or “Notes” shall mean any promissory note or notes issued with respect to Loans made hereunder, and any modifications, renewals, replacements or substitutions therefor made from time to time hereafter, and to the extent applicable.

1.1.28 “Obligations” shall mean the any and all liabilities, obligations, covenants, duties and debts, owing by the Borrower and any Guarantor to the Lender, arising under this Agreement or any other Loan Document, including without limitation, all interest, charges, indemnities, expenses, fees, attorneys’ fees, filing fees and any other sums chargeable to the Borrower or any Guarantor hereunder or under any other Loan Document.

1.1.29 “Permitted Liens” shall mean a mortgage, pledge, lien, security interest or other charge or encumbrance or any segregation of assets or revenues or other preferential arrangement (whether or not constituting a security interest) with respect to any present or future assets, including fixtures, revenues or rights to the receipt of income of the Person referred to in the context in which the term is used which are permitted to exist under this Agreement.

1.1.30 “Person” shall mean any natural person, corporation, unincorporated organization, trust, joint-stock company, joint venture, association, company, partnership or government, or any agency or political subdivision of any government, or other entity of whatever nature.

1.1.31 “Pizarro” shall mean Mr. Pedro (Pete) Pizarro, an individual.

1.1.32 “Preferred Stock Purchase Agreement” shall mean that certain Preferred Stock Purchase Agreement, dated as of February 20, 2008, between Borrower and Lender, as amended.

1.1.33 “Prime Rate” shall mean the prime rate as published in The Wall Street Journal on the last Business Day of each month, or if such rate is not published, such substitute rate as determined by Lender with reference to another then generally accepted method for determining the prime rate.

1.1.34 “Registration Rights Agreement” shall mean that certain Registration Rights Agreement, dated as of even date herewith, between Borrower and Lender.

1.1.35 “SEC” shall mean the U.S. Securities and Exchange Commission.

1.1.36 “Securities Pledge Agreement” shall mean that certain Securities Pledge Agreement substantially in the form attached hereto as Exhibit A, to be executed by Borrower and each Guarantor in favor of Lender.

1.1.37 “South Pacific Subsidiary” shall mean any Subsidiary that owns directly or indirectly any South Pacific Asset.

1.1.38 “Stock” means all shares, options, warrants, general or limited partnership interests, membership interests or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity whether voting or nonvoting, including common stock, preferred stock or any other “equity security” (as such term is defined in Rule 3a11-1 of the General Rules and Regulations promulgated by the SEC under the Securities Exchange Act of 1934).

1.1.39 “Subsidiary” shall mean any Person in which Borrower or a Wholly-Owned Subsidiary may own, directly or indirectly, an equity interest of more than 50%, or which may effectively be controlled by Borrower or a Wholly-Owned Subsidiary, during the term of this Agreement, as well as all Subsidiaries and other Persons from time to time included in the consolidated financial statements of the Borrower.

1.1.40 “Transaction Documents” shall mean the following documents relating to the Transactions: the Loan Documents; the Preferred Stock Purchase Agreement; and the Registration Rights Agreement.

1.1.41 “Wholly-Owned Subsidiary” shall mean any Subsidiary, 100% of the outstanding capital stock of all classes of which is owned by the Borrower and/or one or more Wholly-Owned Subsidiaries.

Section 1.2 Accounting Terms. Accounting terms not specifically defined in this Agreement shall have the meaning given to them under accounting principles and practices generally accepted in the United States, applied on a consistent basis with the financial statements referred to in Section 3.3 hereof, and shall be determined both as to classification of items and amounts in accordance therewith. All Subsidiaries shall be consolidated to the fullest extent permitted by such principles and practices, and any accounting terms, financial covenants and financial statements referred to herein shall be determined and prepared on the basis of such consolidation.

Section 1.3 Other Definitional Provisions. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and Section, Subsection and Exhibit references are to this Agreement unless otherwise specified.

ARTICLE II - LOANS

Section 2.1 Loans. Subject to the terms and conditions set forth herein, commencing on September 1, 2008 and ending on December 31, 2008, Lender shall make available to Borrower one or more Loans in the original principal maximum aggregate amount of up to $40,000,000 (the “Maximum Aggregate Loan Amount”). Subject to the provisions of this Agreement, the Loans shall be funded on the draw schedule attached hereto as Exhibit B. Any Loan made hereunder shall be evidenced by a Note in the form attached hereto as Exhibit C executed by the Borrower in favor of Lender. The Maximum Aggregate Loan Amount will be reduced by the amount of Net Cash Proceeds received by Borrower or any Subsidiary from the sale of any of the South Pacific Assets (defined in Section 2.4 below).

Section 2.2 Interest. Interest on the principal amount of any Loans made hereunder shall accrue at the Prime Rate plus two percent (2%) per annum (the “Interest Rate”), compounded monthly. Interest will be computed on the basis of a 360-day year based upon the actual number of days elapsed. Interest shall be adjusted quarterly based on the then current Prime Rate. Interest shall be paid quarterly in arrears and otherwise in accordance with the terms of the Note.

Section 2.3 Maturity Date. The outstanding principal amount of all Loans, together with all accrued and unpaid interest thereon, shall be due and payable on the Maturity Date in accordance with the terms of this Section 2.3; provided, however, that Borrower, subject to the terms and conditions of Section 2.3.2 below, on the Maturity Date, may elect to convert some or all of the amounts owed to the Lender in respect of the Loans into Common Stock. The Loans may be prepaid at any time without penalty.

2.3.1 [Intentionally Omitted.]

2.3.2 Conversion by Borrower of Loans into Common Stock.

(i) Conversion Terms. Provided that the Borrower has then sold or otherwise disposed of all or substantially all of the assets owned by, or equity interests in, AST Telecom, LLC (the “AST Assets”), on the Maturity Date, Borrower may elect, upon written notice to Lender, to convert the remaining principal amount of all Loans then outstanding together with the accrued and unpaid Interest thereon into shares of Common Stock of the Borrower at a conversion price equal to $3.97 per share, as adjusted as provided herein (the “Conversion Price”). The shares of such Common Stock issuable upon conversion of any Loans pursuant to this Section 2.3.2, or other securities into which amounts due hereunder may be converted, are referred to herein as the “Conversion Shares.”

(ii) Shares Reserved for Issuance and Duly Authorized. The Borrower shall at all times cause to be reserved for issuance such number of authorized and unissued shares of Common Stock as shall be sufficient for a conversion pursuant to this Section 2.3.2. The Borrower covenants that upon issuance of the Conversion Shares in accordance with the terms hereof, such shares shall be duly authorized, validly issued and outstanding, fully paid and non-assessable shares of Common Stock.

(iii) Certificates for Conversion Shares. The Borrower shall deliver a certificate or certificates for the Conversion Shares as soon as practicable after a conversion hereunder. The certificates representing the Conversion Shares shall bear a legend substantially similar to the following:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended (the “Act”), and may not be offered or sold except (1) pursuant to an effective registration statement under the Act or (2) upon the delivery by the holder to the Borrower of an opinion of counsel that an exemption from registration under such Act is available.”

(iv) Adjustments. Upon the occurrence of the events set forth in Section 3(e) of each Note, the Borrower will make an appropriate adjustment to the Conversion Shares, the Conversion Price and/or any other terms of such Note, and take such other actions, all as provided in Section 3(e) of such Note.

(v) Fractional Interests. The Borrower shall not be required to issue fractions of shares of Common Stock upon the conversion pursuant to this Section 2.3.2. If any fraction of a share of Common Stock would be issuable upon any such conversion, the Borrower shall, upon such issuance, purchase such fraction for an amount in cash equal to the current value of such fraction, computed on the basis of the last reported closing price of the Common Stock on the securities exchange or quotation system on which the shares of Common Stock are then listed or traded, as the case may be, if any, on the last Business Day prior to the date of conversion upon which such a sale shall have been effected, or, if the Common Stock is not so listed or traded on an exchange or quotation system, as the Board of Directors of the Borrower may in good faith determine.

2.3.3 [Intentionally Omitted].

Section 2.4 Sale of South Pacific Assets; Reduction of Maximum Aggregate Loan Amount; Mandatory Prepayments. The Borrower is evaluating the potential sale or other disposition of some or all of the businesses, operations and/or other assets in the South Pacific owned by the Borrower and its Subsidiaries (the “South Pacific Assets”) in one or more transactions on commercially reasonable terms. The Borrower shall give Lender at least 25 days’ prior written notice of any transaction to sell all or a material portion of the South Pacific Assets. Notwithstanding anything in this Agreement to the contrary, prior to the Maturity Date, (a) the Maximum Aggregate Loan Amount shall be permanently reduced on a dollar-for-dollar basis by the amount of any Net Cash Proceeds received by the Borrower or any Subsidiary from the sale of the South Pacific Assets, and (b) the Borrower shall cause 100% of the Net Cash Proceeds from any such sale of the South Pacific Assets consummated prior to the Maturity Date to be paid by the purchaser of such South Pacific Assets directly to Lender by wire transfer of immediately available funds to such account as Lender may from time to time designate, which amounts shall be applied to the Obligations.

Section 2.5 Use of Proceeds. The Borrower will use the proceeds of the Loans solely for the following purposes: (a) to build up and/or acquire technology infrastructure and related services in Latin America, (b) to make acquisitions of other businesses and assets, and (c) for general working capital needs, in each case, in accordance with the Borrower’s business plan as approved by the Board of Directors of the Borrower.

Section 2.6 Payments. Prior to any Default hereunder, all payments by or on behalf of Borrower hereunder shall be applied first to all accrued and unpaid interest under the Notes, and then to outstanding principal under the Notes. Any payments by or on behalf of Borrower made to Lender on or subsequent to any Default hereunder may be applied by Lender to any of the Obligations in such order as Lender determines in its sole and absolute discretion.

Section 2.7 Payoff of ANZ Indebtedness and Delivery of Certificates Held by ANZ. Lender shall have the right, in its sole discretion, to pay off and otherwise fully satisfy all obligations (the “ANZ Loan Obligations”) of the Borrower and each Guarantor owed to ANZ Finance American Samoa, Inc. and Amerika Samoa Bank Inc. (collectively “ANZ”) pursuant to that certain Loan Agreement dated as of October 30, 2006 by and among ANZ and AST Telecom, LLC, and that certain Continuing Guaranty, dated as of October 30, 2006, by and among the Borrower, eLandia South Pacific Holdings, Inc., eLandia Datec Acquisition Ltd. and ANZ. So long as any of the Obligations under the Loan Documents are then outstanding, at such time as all of the ANZ Loan Obligations have been fully and indefeasibly paid, the ANZ Lien (as defined in the Securities Pledge Agreement) terminated and all certificates representing or evidencing the Pledged Collateral (as defined in the Securities Pledge Agreement) returned to the Borrower, the Borrower shall (a) deliver all such certificates to Lender accompanied by duly executed stock powers or other instruments of transfer or assignment in blank, all in form and substance reasonably satisfactory to Lender and (b) deliver to Lender all such other documents and agreements, and take such actions, reasonably requested by Lender to confirm it’s priority security interest in the Pledged Collateral.

ARTICLE III - REPRESENTATIONS AND WARRANTIES

In order to induce the Lender to enter into this Agreement and to make the Loans provided for herein, the Borrower makes the following representations and warranties to the Lender, all of which are true and correct as of the date hereof, and all of which shall survive the execution and delivery of this Agreement, the Notes and the other Loan Documents:

Section 3.1 Corporate Existence and Power. The Borrower is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and is duly qualified or licensed to transact business in all places where such qualification or license is necessary. The Borrower has the power to enter into and perform this Agreement and the other Loan Documents to which it is a party, and this Agreement does, and the other Loan Documents to which it is a party when duly executed and delivered for value will, constitute the legal, valid and binding obligations of the Borrower enforceable in accordance with their respective terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws relating to the enforcement of creditors’ rights generally and by general equitable principles.

Section 3.2 Authority. Except as set forth on Schedule 3.2, the making and performance by the Borrower of this Agreement, the Note, the other Loan Documents to which it is a party, and any additional documents pursuant hereto, has been duly authorized by all necessary legal action of the Borrower, and does not and will not violate any provision of law or regulation, or any writ, order or decree of any court, governmental, regulatory authority or agency, and does not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any lien, charge or encumbrance upon any property or assets of the Borrower, pursuant to any instrument or agreement to which Borrower is a party or by which Borrower or its properties may be bound or affected.

Section 3.3 Financial Condition. The financial statements of Borrower as provided to the Lender were prepared in accordance with generally accepted accounting principles consistently applied, are complete and correct and fairly present the consolidated financial condition of the Borrower as of the dates thereof. Except as set forth on Schedule 3.3, other than as disclosed by those financial statements or in the SEC Filings (as defined below), Borrower has no direct or contingent obligations or liabilities which would be material to the financial position of Borrower. Except as set forth on Schedule 3.3, since the date of such financial statements, there has been no material adverse change in the business or financial condition of Borrower.

Section 3.4 Full Disclosure. The financial statements referred to in Section 3.3 do not, nor does this Agreement, nor any written statement furnished by Borrower to the Lender in connection with the negotiation of this Agreement or the Loan, contain any untrue statement of a material fact or omit a material fact necessary to make the statements contained therein or herein not misleading. There is no fact which Borrower has not disclosed to the Lender in writing which materially and adversely affects nor, so far as Borrower can now foresee, is reasonably likely to materially and adversely affect the business or financial condition of Borrower or the ability of Borrower to perform this Agreement, the Note, or any other Loan Document.

Section 3.5 Litigation. Except as described in the Borrower’s filings with the U.S. Securities and Exchange Commission (the “SEC Filings”), there are no suits, actions or proceedings pending, or to the knowledge of the Borrower, threatened before any court or by or before any governmental or regulatory authority, commission, bureau or agency or public regulatory body against or affecting Borrower which, if adversely determined, would have a material adverse effect on the business or financial condition of Borrower.

Section 3.6 Payment of Taxes. As of the date of execution of this Agreement, federal income tax returns of Borrower have been filed with Internal Revenue Service and no deficiencies have been assessed. Borrower has filed or caused to be filed, or has obtained extensions to file all federal, state, foreign and local tax returns which are required to be filed, and have paid or caused to be paid, or have reserved on its books amounts sufficient for the payment of, all taxes as shown on said returns or on any assessment received by it, to the extent that the taxes have become due, except as otherwise permitted by the provisions hereof.

Section 3.7 No Adverse Restrictions or Defaults. Borrower is not a party to any agreement or instrument or subject to any court order or judgment, governmental decree, charter or other restriction adversely and materially affecting its business, properties or assets, operations or condition (financial or otherwise). Except as set forth on Schedule 3.7, Borrower is not in material default in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any material agreement or instrument to which it is a party or by which Borrower and its properties, may be bound or affected, or under any material law, regulation, decree, order or the like, which default would have a material adverse effect on Borrower.

Section 3.8 Authorizations. All material authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower or for the conduct of business in which Borrower is engaged, have been duly issued and are in full force and effect, and to the best of Borrower’s actual knowledge, Borrower is not in default under any material order, decree, ruling, regulation, closing agreement or other decision or instrument of any government commission, bureau or other administrative agency or public regulatory body having jurisdiction over the Borrower, which default would have a material adverse effect on the Borrower. Except as set forth on Schedule 3.8, no approval, consent or authorization of or filing or registration with any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of this Agreement, the Notes or any of the Loan Documents executed in connection with the making of the Loan.

Section 3.9 Title to Assets. Borrower owns its assets and properties free and clear of all Liens, except as disclosed on Schedule 3.9 hereto. Borrower has good and marketable title to all property and assets, reflected in the latest financial statements referred to in Section 3.3 or purported to have been acquired by any of them subsequent to such date, except property and assets sold or otherwise disposed of subsequent to such date in the ordinary course of business. All property and assets of any kind of Borrower are free from any liens except as disclosed on the financial statements provided to the Lender and referred to in Section 3.3 hereof and other matters such as easements, covenants, and restrictions that do not materially adversely affect their use or enjoyment of such property.

Section 3.10 Survival. All of the representations and warranties of Borrower, as set forth in this Agreement shall survive the making of this Agreement until the full repayment of the Loan.

Section 3.11 Compliance with Laws. Except where the failure to do so would not materially adversely affect Borrower’s operations, properties, financial condition, taken as a whole, or its ability to fulfill its respective obligations under the Loan Documents, or as otherwise provided in the SEC Filings, Borrower has maintained its business operations and property owned or used in connection therewith in compliance with all applicable federal, state and local laws, regulations and ordinances governing such business operations and the use and ownership of such property.

ARTICLE IV - AFFIRMATIVE COVENANTS

The Borrower covenants and agrees that from and after the Effective Date and until payment in full of the principal of and interest on the Note, unless the Lender shall otherwise consent in writing, Borrower shall:

Section 4.1 Loan Proceeds. Use the proceeds of the Loans only for the purposes set forth in Section 2.5 and furnish the Lender with all evidence that it may reasonably require with respect to such use.

Section 4.2 Existence. Do or cause to be done all things necessary to preserve and keep in full force and effect its legal existence, rights, franchises and privileges in Delaware, and qualify and remain qualified in each jurisdiction where qualification is necessary or desirable in view of its business operations or the ownership of its properties.

Section 4.3 Additional South Pacific Subsidiaries. With respect to any South Pacific Subsidiary formed or acquired after the date hereof: (a) to the extent that the direct parent entity of such newly-formed South Pacific Subsidiary is Borrower, Borrower shall pledge (i) 100% of the direct Equity Interest it owns in any such Domestic South Pacific Subsidiary and (ii) 65% of the direct Equity Interest it owns in any such Foreign South Pacific Subsidiary; and (b) to the extent that the direct parent entity of such newly-formed South Pacific Subsidiary is itself a Domestic South Pacific Subsidiary, Borrower shall cause such parent entity to (i) deliver a Guarantee of the Obligations to Lender, (ii) pledge 100% of the direct Equity Interest it owns in any such newly-formed Domestic South Pacific Subsidiary and (ii) pledge 65% of the direct Equity Interest it owns in any such newly-formed Foreign South Pacific Subsidiary. The foregoing pledges shall be effected pursuant to the terms of the Securities Pledge Agreement.

Section 4.4 Insurance. Insure and keep insured in good and financially sound and responsible insurance companies reasonably satisfactory to the Lender, all insurable property owned by it which is of a character usually insured by companies similarly situated and operating like properties, against loss or damage from such hazards or risks, including fire, flood and windstorm as are insured by companies similarly situated and operating like properties, insure and keep insured employers’ and public liability risks in responsible insurance companies to the extent usually insured by companies similarly situated. Borrower shall use commercially reasonable efforts to obtain liability insurance, either from its Subsidiaries’ existing insurers or from other insurers reasonably acceptable to Lender, in an amount and covering such risks commensurate with the insurance policies carried by its Subsidiaries, within 15 business days from the date hereof) and maintain such other insurance as may be required by law or as may reasonably be required in writing by the Lender.

Section 4.5 Payment of Indebtedness, Taxes, Etc.

4.5.1 Pay all of its Indebtedness and Obligations promptly and in accordance with normal terms; and

4.5.2 Pay and discharge or cause to be paid and discharged all taxes, assessments and governmental charges or levies imposed upon it or upon its property or upon any part thereof, before the same shall become in default, as well as all lawful claims for labor, materials and supplies or otherwise which, if unpaid, might become a lien or charge upon such properties or any part thereof;

provided however, that the Borrower shall not be required to pay and discharge or to cause to be paid and discharged any tax, assessment, charge, levy or claim so long as the validity thereof shall be contested in good faith by appropriate proceedings and the Borrower shall have set aside on its books adequate reserves with respect to any tax, assessment, charge, levy or claim, so contested.

Section 4.6 Compliance with Laws. Duly observe, conform and comply in all material respects with all laws, decisions, judgments, rules, regulations and orders of all governmental authorities relative to the conduct of its business, its properties, and assets, except those being contested in good faith by appropriate proceedings diligently pursued; and maintain and keep in full force and effect all material licenses and permits necessary to the proper conduct of its business.

Section 4.7 Notice of Default. Upon the occurrence of any Default or Event of Default, promptly furnish written notice thereof to the Lender.

Section 4.8 Inspection. At reasonable times and after reasonable prior written notice, Borrower shall permit any representatives of Lender to visit and inspect any of the properties of Borrower, to examine and copy all books of account, records, reports and other papers, and to discuss the affairs, finances and accounts with Borrower’s employees and independent accountants at all such reasonable times and as often as may be reasonably requested.

Section 4.9 Notice of Litigation and Other Proceedings. Give prompt notice in writing to the Lender of the commencement of (a) all material litigation which, if adversely determined, might adversely affect the business or financial condition of the Borrower; and (b) all other litigation involving a claim against the Borrower for $2,000,000 or more in excess of applicable insurance coverage.

ARTICLE V - NEGATIVE COVENANTS

The Borrower covenants and agrees that from the Effective Date and until payment in full of the principal of and interest on the Note, unless the Lender shall otherwise consent in writing, the Borrower will not:

Section 5.1 [Intentionally Omitted].

Section 5.2 [Intentionally Omitted].

Section 5.3 Mergers, Consolidations and Acquisition of Assets. Wind up, liquidate, dissolve, merge or consolidate with any corporation or entity. Engage in a material acquisition of all or substantially all of the assets of any corporation or other entity (“Acquisition”) of the type and size which would require the filing by the Borrower of a Current Report on Form 8-K (under Item 1.01, 2.01 or otherwise) with the SEC, except pursuant to a transaction the specific terms of which are duly authorized by a resolution of the Board of Directors of the Borrower, a copy of which is delivered to Lender in writing prior to such Acquisition, certified by an officer of Borrower.

Section 5.4 Sale, Lease, Etc. Except as provided on Schedule 5.4, sell, lease, assign, transfer or otherwise dispose of (“Disposition”) a material amount of its assets or revenues, whether now owned or hereafter acquired, in a transaction of the type and size which would require the filing by the Borrower of a Current Report on Form 8-K (under Item 1.01, 2.01 or otherwise) with the SEC, other than in the ordinary course of business or pursuant to a transaction the specific terms of which are duly authorized by a resolution of the Board of Directors of the Borrower, a copy of which is delivered to Lender in writing prior to such Disposition, certified by an officer of Borrower.

Section 5.5 Dividends/Distributions. None of the South Pacific Subsidiaries shall declare and pay a dividend, make a loan, or otherwise make a distribution, to Borrower of cash or property except in amount and kind consistent with past practices.

Section 5.6 General.

5.6.1 engage, directly or through other Persons, in any business other than the business now carried on or that contemplated by the business plan of Borrower as approved by the Board of Directors of the Borrower from time-to-time;

5.6.2 redeem any of its equity securities; or

5.6.3 enter into or modify a material related-party transaction, unless such transaction reflects terms which are arms-length in all material respects in the judgment of the Board of Directors of the Borrower.

ARTICLE VI - CONDITIONS TO LENDER’S OBLIGATIONS TO MAKE THE LOANS

The following are conditions precedent to Lender’s obligations to make Loans to the Borrower pursuant to this Agreement and shall be complied with in form and substance satisfactory to Lender and its counsel at the time of the making of any Loans, unless waived by Lender in its sole and absolute discretion:

Section 6.1 Compliance with the Transaction Documents. The Borrower must be in compliance in all material respects with the covenants set forth in, and there shall not have occurred any other Default or Event of Default under, any of the Transaction Documents.

Section 6.2 Pizarro as Chief Executive Officer. Mr. Pizarro shall then hold the position of Chief Executive Officer of the Borrower.

Section 6.3 Other Deliveries. Borrower shall furnish to Lender each of the following items, satisfactory in form and content to Lender, at Borrower’s sole expense prior to the disbursement of any Loan:

6.3.1 Certificate of Status and certified copy of Certificate of Incorporation of Borrower issued by its jurisdiction of organization, together with certified copies of Borrower’s bylaws, and a Secretary’s certificate as to incumbency and adoption of authorizing resolutions by the Borrower.

6.3.2 The Borrower shall (i) execute the Securities Pledge Agreement and (ii) cause each Guarantor to execute and deliver to Lender the Guarantee and the Securities Pledge Agreement.

6.3.3 The Loan shall be evidenced and secured by final, definitive Loan Documents, each in form and substance acceptable to the Lender in its sole and absolute discretion, including financing statements and similar documents all effectuating the Loan terms and conditions set forth herein and containing such other provisions as Lender shall require, including without limitation, all items required to create, perfect and protect Lender’s liens on the collateral for the Loan as contemplated hereby.

6.3.4 Borrower shall provide such other documents as may be reasonably required by Lender’s counsel, including documents which verify and confirm Borrower’s representations, warranties to Lender hereunder are true and correct in all material respects as of the date of any draw hereunder.

6.3.5 Borrower shall have obtained and provided to Lender all necessary consents, approvals, and authorizations of any Person and of all governmental authorities and courts having jurisdiction, in each case, with respect to the transactions contemplated by this Agreement and the other Loan Documents.

Section 6.4 Solvency; Bankruptcy. Borrower shall be Solvent and Borrower shall not have except as provided on Schedule 7.1.9: (i) voluntarily terminated operations or applied for or consented to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of Borrower or of all or of a substantial part of the assets of Borrower, (ii) admitted in writing its inability, or be generally unable, to pay its debts as the debts become due, (iii) made a general assignment for the benefit of its creditors, (iv) commenced a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (v) filed a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) failed to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vii) taken any corporate action for the purpose of effecting any of the foregoing. “Solvent” means, as to the Borrower on a particular date, that any such Person (a) has capital sufficient to carry on its business and transactions and all business and transactions in which it is about to engage and is able to pay its debts as they mature, and (b) owns property having a value, both at fair valuation and at present fair saleable value, greater than the amount required to pay its probable liabilities (including contingencies).

ARTICLE VII - EVENTS OF DEFAULT

Section 7.1 Events of Default. If any one of the following “Events of Default” shall occur and shall not have been remedied:

7.1.1 Any representation or warranty made or deemed made by Borrower herein or by Borrower or any Guarantor in any of the other Loan Documents, or in any certificate or report furnished by Borrower or any Guarantor at any time to the Lender, shall prove to have been incorrect, incomplete or misleading in any material respect on or as of the date made or deemed made; or

7.1.2 Borrower shall fail to pay, when due, any principal of or interest on the Note, or Borrower shall fail to pay when due any other sum payable under this Agreement or any other Loan Document and the same is not paid within 10 days after written notice from Lender; or

7.1.3 Borrower or any Guarantor shall default in any material respect in the performance of any agreement, covenant or obligation contained herein or in any of the other Transaction Documents or Loan Documents, if the default continues for a period of 30 days after written notice of default to the Borrower by the Lender; or

7.1.4 Final judgment for the payment of money in an amount in excess of $2,000,000 shall be rendered against Borrower or any Guarantor and the same shall remain undischarged for a period of 30 days, during which period execution shall not effectively be stayed, provided Borrower and any such Guarantor, as applicable, will have the right to contest the same in good faith by appropriate proceedings and provided Borrower and any such Guarantor, as applicable, shall have set aside on its books adequate reserves for payment of such money; or

7.1.5 Borrower’s or any Guarantor’s default in the performance of its obligations with respect to any Indebtedness in excess of $2,000,000 or as lessor or as lessee under any lease of all or any material portion of its property, after the expiration of any applicable cure periods; or

7.1.6 Except as provided on Schedule 7.1.6, Borrower shall cease to exist or to be qualified to do or transact business in the jurisdiction of its organization, or shall be dissolved or terminated or shall be a party to a merger or consolidation, or shall sell all or substantially all of its assets; or

7.1.7 There is a Change of Control in the Borrower; or

7.1.8 [Intentionally Omitted]; or

7.1.9 Borrower or any Guarantor shall (i) except as provided on Schedule 7.1.9, apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of Borrower or any Guarantor or of all or of a substantial part of the assets of Borrower or any Guarantor, (ii) admit in writing its or his inability, or be generally unable, to pay its or his debts as the debts become due, (iii) make a general assignment for the benefit of its or his creditors, (iv) commence a voluntary case under the United States Bankruptcy Code (as now or hereafter in effect), (v) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding-up, or composition or adjustment of debts, (vi) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under the Bankruptcy Code, or (vii) take any corporate action for the purpose of effecting any of the foregoing; or

7.1.10 Borrower shall fail to furnish to the Lender notice of default in accordance with Section 4.7 hereof, within 10 days after any such notice of default becomes known to the President or Chief Financial Officer of Borrower, whether or not notification to Borrower is furnished by the Lender.

Section 7.2 In the case of any such event described in Section 7.1, the Lender may, by written notice to the Borrower, at its option: (A) immediately declare the principal of, and interest accrued on, the Notes immediately due and payable without presentment, demand, protest or notice, whereupon the same shall become immediately due and payable, (B) to the extent permitted by law, the rate of interest on the unpaid principal amount of the Loans shall be increased, at the Lender’s option, to the Default Rate, and/or (C) exercise any and all rights available under applicable law including, without limitation, any rights available to a secured party under the Uniform Commercial Code.

ARTICLE VIII - MISCELLANEOUS

Section 8.1 No Waiver, Remedies Cumulative. No failure on the part of the Lender to exercise and no delay in exercising any right hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are not exclusive of any remedies provided by law.

Section 8.2 Survival of Representations. All representations and warranties made herein shall survive the making of the Loans hereunder and the delivery of the Notes, and shall continue in full force and effect so long as any Notes are outstanding and unpaid and the commitment to make the Loans has not been terminated.

Section 8.3 Notices. Any notice or other communication hereunder to any party hereto shall be by hand delivery, facsimile, recognized overnight courier or registered or certified mail, return receipt requested, and shall be deemed to have been given or made when delivered to the party at its address or fax number specified next to its signature hereto (or at any other address that the party may hereafter specify to the other parties in writing).

Section 8.4 Construction. This Agreement and the Notes shall be deemed a contract made under the law of the State of Florida and shall be governed by and construed in accordance with the law of said state and any suit, action or proceeding arising out of or relating to this Agreement may be commenced and maintained in any court of competent subject matter jurisdiction in Miami-Dade County, Florida, and any objection to such jurisdiction and venue is hereby expressly waived.

Section 8.5 Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and the Lender, and their respective successors and assigns, provided, that Borrower may not assign any of its rights hereunder without the prior written consent of the Lender, which may be arbitrarily withheld, and any such assignment will be void.

Section 8.6 Limit on Interest. Anything herein or in the Notes to the contrary notwithstanding, the Obligations of the Borrower under this Agreement and the Notes to the Lender shall be subject to the limitation that payments of interest to the Lender shall not be required to the extent that receipt of any such payment by the Lender would be contrary to provisions of law applicable to the Lender (if any) which limit the maximum rate of interest which may be charged or collected by the Lender; provided however, that nothing herein shall be construed to limit the Lender to presently existing maximum rates of interest, if any increased interest rate is hereafter permitted by reason of applicable federal or state legislation.

Section 8.7 Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to an original and all of which when taken together shall constitute but one and the same instrument.

Section 8.8 Headings. The headings are for convenience only and are not to affect the construction of or to be taken into account in interpreting the substance of this Agreement.

Section 8.9 Severability. In the event that any one or more of the provisions contained in this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement, but this Agreement shall be construed as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 8.10 Entire Agreement. This Agreement and the other Loan Documents are intended by the parties as a final expression of their agreement with respect to the subject matter hereof and is intended as a complete and exclusive statement of the terms and conditions thereof, and this Agreement supersedes and replaces all prior negotiations and agreements between the parties hereto, or any of them, whether oral or written. Each of the parties hereto acknowledges that no other party, agent or attorney of any other party, has made any promise, representation or warranty whatsoever, expressed or implied, not contained herein concerning the subject matter hereof to induce the other party to execute this Agreement or any of the other documents referred to herein, and each party hereto acknowledges that it has not executed this Agreement or such other documents in reliance upon any such promise, representation or warranty not contained herein.

Section 8.11 Integration. This Agreement, together with the other documents and instruments executed herewith and contemplated by this Agreement, comprises the complete and integrated agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements, written or oral, on the subject matter hereof. The Borrower further releases and discharges Lender from and against any and all liability with respect to all prior agreements and preliminary commitments in connection with the Loans being made hereunder. The Loan Documents were drafted with the joint participation of Borrower and Lender, and their respective counsel, and shall be construed neither against nor in favor of any of them, but rather in accordance with the fair meaning thereof.

Section 8.12 Course of Dealing; Amendment; Supplemental Agreements. No course of dealing between the Lender and Borrower shall be effective to amend, modify or change any provision of this Agreement. This Agreement or any document executed in connection herewith, may not be amended, modified, or changed in any respect except by agreement in writing signed by the Lender and the Borrower.

Section 8.13 Indemnification. Borrower shall indemnify Lender, its Affiliates and its and their respective managers, members, officers, employees, Affiliates, agents, representatives, successors, assigns, accountants and attorneys (collectively, the “Indemnified Persons”) from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses and disbursements of any kind or nature whatsoever (including, without limitation, reasonable attorneys’ fees and costs) which may be imposed on, incurred by or asserted against any Indemnified Person with respect to or arising out of, or in any litigation, proceeding or investigation instituted or conducted by any Person with respect to any aspect of, or any transaction contemplated by or referred to in, or any matter related to, any Loan Document or any agreement, document or transaction contemplated thereby, whether or not such Indemnified Person is a party thereto, except to the extent that any of the foregoing arises out of the gross negligence or willful misconduct of such Indemnified Person. Lender agrees to give Borrower reasonable notice of any event of which Lender becomes aware for which indemnification may be required under this Section 8.13, and Lender may elect (but is not obligated) to direct the defense thereof, provided that the selection of counsel shall be subject to Borrower’s consent, which consent shall not be unreasonably withheld or delayed. Any Indemnified Person may, in its reasonable discretion, take such actions as it deems necessary and appropriate to investigate, defend or settle any event or take other remedial or corrective actions with respect thereto as may be necessary for the protection of such Indemnified Person or the Collateral. Notwithstanding the foregoing, if any insurer agrees to undertake the defense of an event (an “Insured Event”), Lender agrees not to exercise its right to select counsel to defend the event if that would cause Borrower’s insurer to deny coverage; provided, however, that Lender reserves the right to retain counsel to represent any Indemnified Person with respect to an Insured Event at its sole cost and expense. To the extent that Lender obtains recovery from a third party other than an Indemnified Person of any of the amounts that any Borrower has paid to Lender pursuant to the indemnity set forth in this Section 8.13, then Lender shall promptly pay to Borrower the amount of such recovery.

Section 8.14 Waiver of Jury Trial. BORROWER AND LENDER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVE THE RIGHT EITHER MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED HEREON OR ARISING OUT OF, UNDER, OR IN CONNECTION WITH, THIS AGREEMENT OR ANY DOCUMENT EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OR EITHER PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT TO THE LENDER ENTERING INTO THIS AGREEMENT AND MAKING ANY LOAN, ADVANCE OR OTHER EXTENSION OF CREDIT TO THE BORROWER.

(Signatures on next page)

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be effective on the date first written above.

“BORROWER”

ELANDIA INTERNATIONAL INC.

/s/ Pete R. Pizarro
By:	Pete R. Pizarro
Its:	Chief Executive Officer
Address:	133 Sevilla Avenue, Coral Gables FL 33134

“LENDER”

STANFORD INTERNATIONAL BANK LTD.

/s/ James M. Davis
By:	James M. Davis
Its:	Chief Financial Officer
Address:	No. 11 Pavilion Drive, St. John’s, Antigua